Exhibit 99.1

                                  PRESS RELEASE
                               UNIONBANCORP, INC.
                                Ottawa, Illinois


News Release
FOR IMMEDIATE RELEASE


                      UNIONBANCORP, INC. ANNOUNCES ADDITION
                             TO LOAN LOSS ALLOWANCE


OTTAWA, IL, June 26, 2002 - Charles J. Grako, President & Chief Executive Officer of UnionBancorp, Inc. (Nasdaq: UBCD), announced today that the Company will add $2.0 million to its allowance for loan losses during the second quarter of 2002. The measure was influenced by the deterioration of several seasoned credits that surfaced during the second quarter of this year, downgrades of various other credits, and the continued softening of the economy.

In reaching the decision to provide $2.0 million to the allowance (or approximately $0.30 per fully diluted share, net after-tax), management also considered several factors surrounding credit-quality, including an increase in the level of nonperforming loans, an increase in the number of customers filing for bankruptcy, and the overall uncertain economic climate. In some cases, problem loans had been previously identified; however, the loss incurred was greater than anticipated because of a soft commercial real estate market in specific industries and additional losses in the manufacturing, travel, and technology sectors.

Management believes that issues within the portfolio come as a result of the current state of the economy and mirror problems faced by peers throughout the financial community. The added provision is consistent with the Company's practice of focusing on early identification of problem credits and quick remediation where possible. This provision will result in an allowance for loan losses of $7.5 million at June 30, 2002.

Commenting on the announcement, Grako remarked, "I firmly believe that the changes instituted as to how we administer all facets of our lending function have been positive. While this type of corrective action is always difficult, we know, through internal monitoring, that the quality of new loans being made is improving. Infrastructure changes in relation to staffing, a revised lending philosophy and risk grading scale, and the outsourcing of our loan review function all contribute to the long-term objectives we, as a company, continue to adhere to."

UnionBancorp, Inc. is a regional financial services company based in Ottawa, Illinois, and devotes special attention to personal service and offers Bank, Trust, Insurance, Investment and Electronic Data Processing Services at each of its locations. The Company's market area extends from the far Western suburbs of the Chicago metropolitan area across Central and Northern Illinois to the Mississippi River in Western Illinois.

This release may contain "forward-looking" statements. Forward-looking statements are identifiable by the inclusion of such qualifications as "expects," "intends," "believes," "may," "likely" or other indications that the particular statements are not based upon fact but are rather based upon the company's beliefs as of the data of this release. Actual events and results may differ significantly from those described in such forward-looking statements.

Contact:  Charles J. Grako              Kurt R. Stevenson
          President & CEO               Vice President & Chief Financial Officer
          UnionBancorp, Inc.            UnionBancorp, Inc.
          Phone:     (800) 352-8223     Phone:     (800) 352-8223
          Facsimile: (815) 431-0685     Facsimile: (815) 431-0685
          Website:   ubcd.com           Website:   ubcd.com
          Charlie.Grako@ubcd.com        Kurt.Stevenson@ubcd.com
          ----------------------        -----------------------

                                       5